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                                                                     Exhibit 5.1

          FORM OF OPINION AND CONSENT OF MORGAN, LEWIS & BOCKIUS LLP

August __, 2001

The Ashton Technology Group, Inc.
1835 Market Street
Suite 420
Philadelphia, PA 19103

Re: The Ashton Technology Group, Inc.
Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to The Ashton Technology Group, Inc., a Delaware corporation (the "Company"), in connection with the preparation of the referenced registration statement on Form S-3, as amended (the "Registration Statement"), to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to the registration of 16,727,508 shares of the Company's common stock (the "Shares") to be offered by the selling stockholders named in the Registration Statement. None of the Shares are presently outstanding. Of the 16,727,508 Shares being registered, 400,000 are issuable to a selling stockholder upon exercise of the "RGC Warrant" (defined below) and 200,000 are issuable to selling stockholders upon exercise of the "Series T Warrants" (defined below). The balance of the Shares (16,127,508) are issuable to a selling stockholder upon conversion of the "Note" (defined below).

For purposes of the opinion set forth below, we have examined originals or copies of the Securities Exchange Agreement dated July 13, 2001 (the "Exchange Agreement") by and between the Company and RGC International Investors, LDC ("RGC"), the Registration Rights Agreement dated July 13, 2001 by and between the Company and RGC (the "Registration Agreement"), the Security Agreement dated July 13, 2001 between the Company and RGC (the "Security Agreement"), the 9% Secured Convertible Note in the principal amount of $5,111,526 from the Company to RGC dated July 13, 2001 (the "Note"), the Stock Purchase Warrant dated August 18, 1999 issued by the Company to RGC (the "RGC Warrant") and the Series T Warrants dated June 4, 1999 issued by the Company to each of TK Holdings, Inc.
and Mark Valentine (the "Series T Warrants").   The Exchange Agreement,
Registration Agreement, Security Agreement, Note, RGC Warrant and Series T Warrants are referred to collectively herein as the "Transaction Documents." Further, in rendering the opinion set forth below, we have reviewed (a) the Registration Statement; (b) the Certificate of Incorporation, as amended, and the Bylaws, as amended, of the Company, as in effect on the date hereof; (c) certain records of the Company's corporate proceedings as reflected in its minute books; and (d) such other records and documents as we have deemed relevant.